Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY REPORTS SECOND QUARTER 2009 FINANCIAL RESULTS, AND INCREASED MID-YEAR RESERVES

Houston, Texas, August 7, 2009 - Dune Energy, Inc. (NYSE AMEX:DNE) today announced results for the second quarter of 2009.

Revenue and Production

Revenue for the second quarter totaled $14.9 million as compared with $51.5 million for the second quarter of 2008. Production volumes in the second quarter were 177 Mbbls of oil and 1.3 Bcf of natural gas, or 2.3 Bcfe. This compares with 263 Mbbls of oil and 1.6 Bcf of natural gas, or 3.2 Bcfe for the second quarter of 2008. In the second quarter of 2009, the average sales price per barrel of oil was $56.43, and $3.80 per Mcf for natural gas, as compared with $118.87 per barrel and $12.43 per Mcf, respectively for the second quarter of 2008. The primary reasons behind the decrease in revenue were lower production and lower average sales prices in the second quarter of 2009 versus the second quarter of 2008. Average price received per Mcfe produced was $6.34 in the second quarter of 2009 versus $16.05 in the second quarter of 2008 or a 60% decline.

Costs and Expenses

Total lease operating expense for the second quarter totaled $8.0 million versus $11.3 million for the second quarter of 2009. DD&A expense was $7.6 million for the second quarter versus $15.1 million for the second quarter of 2008. Cash G&A expense totaled $2.7 million for the second quarter of 2009 versus $3.9 million for the second quarter of 2008. The $1.2 million decrease reflects a continued emphasis on cost controls. Interest and financing expense was $8.7 million for the second quarter of 2009 versus $8.9 million for the second quarter of 2008 primarily associated with payment of 10.5% interest on the $300 million of Senior Secured Notes. We incurred a net loss of $2.9 million, of which $2.2 million was a realized gain, on hedging during the second quarter of 2009 versus a net loss of $24.8 million, of which $3.7 million was a realized loss, in the second quarter of 2008.

Earnings

Net loss totaled $16.4 million for the second quarter of 2009, versus a $33.1 million loss for the second quarter of 2008. The second quarter 2008 loss included a $24.5 million loss for discontinued operations in the Barnett Shale of North Texas. Preferred stock dividends were $10.5 million in the second quarter of 2009 versus $74.7 million in the second quarter of 2008 primarily reflecting the difference in coupon rate of the preferred stock and the $68.4 million dividend associated with the change in conversion price of the preferred which occurred in the second quarter of 2008. Net loss per share both basic and fully diluted for the quarter was $0.21, based on 125.2 million weighted average shares outstanding as compared with $1.24 loss in the second quarter of 2008 with 86.9 million weighted average shares outstanding. The increased outstanding common shares are predominately associated with conversion of preferred shares into common shares.

Liquidity

At the end of the quarter cash was $12.8 million versus $15.5 million at year end 2008. Accounts payable were $7.5 million in the current quarter versus $21.7 million at year end 2008. Availability under the Wells Fargo Foothill Revolver was reduced to $35 million after the year end redetermination. Currently there is $17 million drawn against the revolver and $8.8 million issued in standby letters of credit. The $17 million is now considered a current liability as the maturity of the revolver is May 15, 2010. Under our Wells Fargo Foothill revolver, we are required to maintain $10 million of cash or availability at the end of each quarter.

Mid-Year Reserves

The Company prepared a mid-year unaudited reserve report for review of the borrowing base with Wells Fargo Foothill. Based on this review proved reserves were 138.1 Bcfe up from 133.0 Bcfe at year end 2008. Oil reserves were 9.2 million barrels and natural gas reserves were 82.6 Bcf. PV10 based on NYMEX strip pricing as of June 30, 2009 was $460 million. Probable and possible reserves were an additional 23.2 Bcfe with a PV10 value of $42 million. Exploratory upside associated with unbooked prospects at Garden Island Bay, Bateman Lake and Chocolate Bayou could add an additional net 142 Bcfe on an unrisked basis with a PV10 of $388 million. These potential reserves are dependent of successfully establishing joint ventures for the drilling of the various prospects. By category 43.3% of the mid year reserves were proved developed producing, 21.6% were proved behind pipe and 35.1% were proved undeveloped. At year end 2008 the category breakdown was 33.4%, 33.2% and 33.4% respectively.

Capital Program and Operations

In the first six months of 2009, we invested $5.4 million primarily in workovers of existing wells in our various fields. This level of activity has allowed for the offset of natural reservoir declines and kept production volumes between 24 and 28 Mmcfe/day for the two quarters. We anticipate a similar level of workovers in the second half of 2009 will allow for the maintenance of production at these same levels. We have commenced a program of seeking industry joint venture partners to participate in drilling opportunities with unbooked upside. These partners will pay a disproportionate amount of the risk capital to earn an interest in the project. Currently we are drilling the Alvin Townsite well in Brazoria County, Texas, where Dune has a 76.6% working interest. When this well is completed in approximately two weeks the rig will move to the Chocolate Bayou field also in Brazoria County, and drill the Wieting #32. Dune will have a 50% interest in the reserves and production from this well but will not pay any of the exploratory well costs. We are seeking partners on a similar basis for drilling 3 shallow wells at Garden Island Bay after the main hurricane season has passed and an additional well at Chocolate Bayou with significant exploratory upside. These projects have the potential to add new volumes and reserves with minimal risk capital exposed.

Common Equity and Preferred Shares

At the end of the quarter there were 139.4 million common shares outstanding up from 108.0 million at the end of the first quarter reflecting the conversion of 21,116 preferred shares into 31.2 million new common shares. This total includes 19.1 million common shares issued to pay make whole premiums. The make whole premium can be paid at Dune’s election in cash or shares of common stock. When paid in shares of common stock, this creates significant dilution for the common stock holders. This provision is only applicable through June of 2010. At the end of the quarter there were 221,686 preferred shares outstanding.

James A. Watt, President and Chief Executive Officer commented “This has been a challenging year for Dune and the industry. We have restructured our business plan to utilize available cash flow coupled with industry joint ventures to fund our ongoing projects. Once the uncertainty associated with the dilutive impact of the make whole shares is behind us, we believe that our positive operating results and the upside potential of many of our fields should translate into increased value for the common equity.”

Click here for more information: http://www.duneenergy.com/news.html?b=1683&1=1

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-K filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc.,

+1-713-229-6300

Dune Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash	$12,831,507	$15,491,532
Accounts receivable, net of reserve for doubtful accounts of $396,629 and $396,629	12,396,118	14,477,918
Prepayments and other current assets	1,308,013	6,910,422
Derivative assets	1,268,355	4,015,219

Total current assets	27,803,993	40,895,091

Oil and gas properties, using successful efforts accounting - proved	583,509,258	578,074,569
Less accumulated depreciation, depletion, amortization and impairment	(238,078,777)	(222,876,172)

Net oil and gas properties	345,430,481	355,198,397

Property and equipment, net of accumulated depreciation of $1,852,410 and $1,406,927	1,649,933	2,086,313
Deferred financing costs, net of accumulated amortization of $1,267,674 and $970,068	1,324,051	1,621,657
Other assets	6,117,975	2,250,868

	9,091,959	5,958,838

TOTAL ASSETS	$382,326,433	$402,052,326

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,469,589	$21,662,965
Accrued liabilities	21,479,243	20,038,900
Short-term debt	17,287,673	2,013,699
Preferred stock dividend payable	2,217,000	2,446,985

Total current liabilities	48,453,505	46,162,549

Long-term debt, net of discount of $9,104,172 and $10,393,213	290,895,828	289,606,787
Other long-term liabilities	16,274,303	15,732,483

Total liabilities	355,623,636	351,501,819

Commitments and contingencies	—	—
Redeemable convertible preferred stock, net of discount of $8,220,738 and $9,179,927, liquidation preference of $1,000 per share, 750,000 shares designated, 221,686 and 236,805 shares issued and outstanding	213,465,262	227,625,073

STOCKHOLDERS’ DEFICIT
Preferred stock, $.001 par value, 1,000,000 shares authorized, 250,000 shares undesignated, no shares issued and outstanding	—	—
Common stock, $.001 par value, 300,000,000 shares authorized, 139,434,685 and 96,129,047 shares issued and outstanding	139,435	96,129
Treasury stock, at cost (203,925 and 34,009 shares)	35,270	8,332
Additional paid-in capital	66,971,065	50,139,148
Accumulated other comprehensive loss	(1,860,741)	(3,709,177)
Accumulated deficit	(252,047,494)	(223,608,998)

Total stockholders’ deficit	(186,762,465)	(177,074,566)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$382,326,433	$402,052,326

Dune Energy, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Revenues	$14,885,510	$51,502,943	$29,184,158	$88,194,170

Operating expenses:
Lease operating expense and production taxes	7,983,331	11,286,905	15,003,054	23,314,148
Exploration expense	—	100,000	—	100,000
Accretion of asset retirement obligation	410,919	160,946	821,793	317,766
Depletion, depreciation and amortization	7,592,361	15,127,773	15,648,088	28,327,274
General and administrative expense	3,584,885	5,206,167	8,632,465	10,170,512

Total operating expense	19,571,496	31,881,791	40,105,400	62,229,700

Operating income (loss)	(4,685,986)	19,621,152	(10,921,242)	25,964,470

Other income (expense):
Interest income	(4,518)	92,484	25,809	197,769
Interest expense	(8,740,561)	(8,873,067)	(17,419,508)	(17,524,686)
Loss on derivative liabilities	(2,926,555)	(24,819,149)	(123,555)	(36,721,128)

Total other income (expense)	(11,671,634)	(33,599,732)	(17,517,254)	(54,048,045)

Loss from continuing operations before income taxes	(16,357,620)	(13,978,580)	(28,438,496)	(28,083,575)
Income tax benefit	—	5,325,840	—	10,699,843

Loss from continuing operations	(16,357,620)	(8,652,740)	(28,438,496)	(17,383,732)

Discontinued operations:
Loss from operations of Barnett Shale Properties (including impairment in 2008 of $40,909,374)	—	(39,537,612)	—	(39,449,751)
Income tax benefit	—	15,063,830	—	15,030,355

Loss on discontinued operations	—	(24,473,782)	—	(24,419,396)

Net loss	(16,357,620)	(33,126,522)	(28,438,496)	(41,803,128)
Preferred stock dividend	(10,477,420)	(74,703,377)	(19,332,480)	(80,427,407)

Net loss available to common shareholders	$(26,835,040)	$(107,829,899)	$(47,770,976)	$(122,230,535)

Net loss per share:
Basic and diluted from continuing operations	$(0.21)	$(0.96)	$(0.42)	$(1.18)
Basic and diluted from discontinued operations	—	(0.28)	—	(0.29)

Total basic and diluted	$(0.21)	$(1.24)	$(0.42)	$(1.47)

Weighted average shares outstanding:
Basic and diluted	125,185,509	86,895,055	113,302,751	83,250,766

Comprehensive loss:
Net loss	$(16,357,620)	$(33,126,522)	$(28,438,496)	$(41,803,128)
Other comprehensive income	924,218	225,042	1,848,436	1,060,818

Comprehensive loss	$(15,433,402)	$(32,901,480)	$(26,590,060)	$(40,742,310)

Dune Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six months ended June 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(28,438,496)	$(41,803,128)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	—	24,419,396
Depletion, depreciation and amortization	15,648,088	28,327,274
Amortization of deferred financing costs and debt discount	1,586,647	1,447,953
Stock-based compensation	2,512,367	2,443,870
Exploration expense	—	100,000
Deferred tax benefit	—	(10,699,843)
Accretion of asset retirement obligation	821,793	317,766
Loss on derivative liabilities	4,780,940	31,445,447
Changes in:
Accounts receivable	1,896,158	(684,276)
Prepayments and other assets	2,348,032	2,757,480
Payments made to settle asset retirement obligations	(316,955)	(1,021,831)
Accounts payable and accrued liabilities	(12,716,051)	(41,258,994)

NET CASH PROVIDED BY (USED IN) CONTINUED OPERATIONS	(11,877,477)	(4,208,886)
NET CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS	—	5,285,593

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(11,877,477)	1,076,707

CASH FLOWS FROM INVESTING ACTIVITIES
Investment in proved and unproved properties	(5,434,689)	(21,335,845)
Purchase of furniture and fixtures	(9,103)	(374,064)
Increase in other assets	(612,730)	(12,429)

NET CASH USED IN INVESTING ACTIVITIES - CONTINUED OPERATIONS	(6,056,522)	(21,722,338)
NET CASH USED IN INVESTING ACTIVITIES - DISCONTINUED OPERATIONS	—	(8,859,470)

NET CASH USED IN INVESTING ACTIVITIES	(6,056,522)	(30,581,808)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from short-term debt	17,000,000	—
Proceeds from long-term debt	—	28,100,000
Payments on short-term debt	(1,726,026)	(1,716,598)

NET CASH PROVIDED BY FINANCING ACTIVITIES	15,273,974	26,383,402

NET CHANGE IN CASH BALANCE	(2,660,025)	(3,121,699)
Cash balance at beginning of period	15,491,532	16,771,726

Cash balance at end of period	$12,831,507	$13,650,027

SUPPLEMENTAL DISCLOSURES
Interest paid	$15,770,052	$15,925,872
Income taxes paid	—	—

NON-CASH DISCLOSURES
Common stock issued for conversion of preferred stock	$29,143,000	$15,240,000
Redeemable convertible preferred stock dividends	13,794,017	80,427,407
Accretion of discount on preferred stock	959,189	856,732